EXCHANGE AGREEMENT

Agreement made March 31, 1998, between FBL Financial Group, Inc. ("Transferor") and Iowa Farm Bureau Federation ("Transferee").

Transferor owns all outstanding capital stock of IFBF Property Management, Inc. ("Management"). Management's sole corporate purpose is to own and manage the property in West Des Moines, Iowa commonly known as the Farm Bureau campus, 5340 and 5400 University Avenue, consisting of approximately 68 acres and two buildings with approximately 455,000 combined square feet. Transferee is the majority shareholder of Transferor, and both Transferee and Transferor, among other parties, are occupants of the property owned by Management.

Transferor is primarily engaged in the insurance business and desires to concentrate the attention of its executives on such business, to the exclusion of being required, through its subsidiary Management, to manage its extensive home office properties. By reducing the total number of its Class A common shares outstanding, Transferor believes it can increase the earnings per share, and value per share, on behalf of all of its shareholders. Transferee believes it can increase its investment return and especially its cash flow through the transaction, with the result of increasing the amount of cash it can devote to its purposes as a not for profit organization.

The parties intend that this transaction constitute a tax-free exchange of Transferor's stock of Management solely in exchange for Class A common stock of Transferor owned by Transferee, in accordance with the provisions of Section 355 of the Internal Revenue Code, and all terms contained herein shall be interpreted to effectuate such intent.

It is therefore agreed:

1. EXCHANGE. Immediately after the execution of this Agreement, the Transferor shall exchange all of its shares in Management, consisting of 1,000 common shares without par value, duly endorsed, for 1,268,056 unregistered shares of Transferor's Class A common stock owned by Transferee, duly endorsed and medallion signature guaranteed. The common shares of Management delivered to Transferee shall be validly issued, fully paid and nonassessable. All such shares shall bear a legend containing a restriction on transfer indicating that the shares may not be offered or sold and no transfer of them may be made unless in compliance with the Securities Act of 1933. The Class A common shares of Transferor delivered to Transferor by Transferee shall be validly issued, fully paid and nonassessable. All such shares shall by operation of the Iowa Business Corporations Act upon their delivery to Transferor be cancelled and no longer outstanding. This transaction shall be completed in accordance with the provisions of Section 355 of the Internal Revenue Code.

2. OBLIGATION OF TRANSFEROR. Without in any way limiting or diminishing the rights or remedies available to Transferee for the breach of this Agreement, Transferor will indemnify and hold the Transferee harmless from and against all loss, liability, damages, obligations, penalties, actions, suits, disbursements or expenses, including interest thereon and reasonable attorney fees, imposed on, asserted against or incurred by Management or Transferee, in any way arising out


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of the operations of Management prior to the date of this Agreement or related to the exchange of the shares of Management , regardless of when such claims, demands, penalties, fines, taxes or other losses are or were asserted.

3. RESIGNATIONS OF OFFICIALS. The written resignation of all Officers and Directors of Management, effective upon delivery, shall be delivered to the Transferee immediately after the execution of this Agreement.

4. REPRESENTATIONS OF TRANSFEROR. The Transferor hereby warrants and represents:

         a. The Transferor is the sole owner of and has the sole right to exchange all the shares of Management.

         b. Management is a business corporation duly organized and existing under the laws of the state of Iowa, with the authority to issue 100,000 common shares, without par value, of which 1,000 shares are issued and outstanding.

         c. The balance sheet of Management, dated as of the close of business on March 31, 1998, annexed hereto as Schedule A, accurately reflects its true financial condition on that date, and there have been no changes therein except for those arising out of transactions entered into in the ordinary course of business.

5. REPRESENTATIONS OF TRANSFEREE. The Transferee hereby represents and warrants:

         a. It is a not for profit business corporation duly organized and existing under the laws of the State of Iowa.

         b. It has taken all appropriate corporate action to authorize the exchange contemplated hereby.

         c. It intends to maintain the separate corporate existence and active business of Management, and represents that it will keep such existence and active business for not less than three (3) years after the date of the transaction.

6. LEASE. Transferee shall cause Management to lease to Transferor, under commercially reasonable terms, the space currently occupied by Transferor in the properties owned by Management, said lease to be for a term of fifteen years, with options to renew and with options to increase the space under lease if and when additional space is vacated by other tenants.

7. CONDITIONS PRECEDENT. The parties agree that the exchange transaction described in this Agreement is fully subject to the satisfaction of the following conditions:

     (a) Approval of the Iowa Insurance Department to the extraordinary dividend of the Management stock from Farm Bureau Life Insurance Company to Transferor;


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     (b) Receipt by Transferor of a shareholder fairness opinion from BT Alex.
         Brown Incorporated;

     (c) Receipt by Transferor of a tax opinion from Ernst & Young LLP satisfactory to Transferor in its sole judgment.

8. BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and assigns.


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     In witness whereof the parties have signed this Agreement.

     "TRANSFEROR"

     FBL FINANCIAL GROUP, INC.


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     Thomas R. Gibson, CEO

     "TRANSFEREE"

     IOWA FARM BUREAU FEDERATION

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     Edward M. Wiederstein, President